Exhibit 4.27

Equity Interest Transfer Agreement

This Equity Interest Transfer Agreement (this “Agreement”) is entered into by and between the following parties in Chaoyang District, Beijing on April 30, 2020:

1.	Transferor:

Wei Wei, a citizen of the People’s Republic of China (“China”, for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan), holding the ID card No.: ***.

2.	Transferee:

Shenzhen Xiaogang Technology Co., Ltd., a limited liability company incorporated under the laws of China, having its registered address at: A-2118 West, 21/F, Block B, Dachong Business Center, Yuehai Subdistrict, Nanshan District, Shenzhen.

Whereas:

1.

Xuanji Intelligence (Beijing) Technology Co., Ltd. (hereinafter referred to as the “Company”) is a limited liability company incorporated under the laws of China, having the registered capital of RMB 50.00 million. The Transferor holds RMB 39.00 million in the registered capital of the Company as of the execution date of this Agreement.

2.

Upon friendly negotiation between the Transferor and Transferee, the Transferor intends to transfer to the Transferee RMB 10.00 million in the registered capital of the Company (this “Equity Interest Transfer”), i.e. 20% equity interests in the Company (“Target Equity Interests”).

The Parties hereby reach this Agreement with respect to the Equity Interest Transfer.

Article 1	Equity Interest Transfer

1.1

Based on the terms and conditions provided herein, the Transferor agrees to transfer the Target Equity Interests to the Transferee at the consideration of RMB 6.00 million (“Equity Interest Transfer Consideration”), and the Transferee agrees to accept such Target Equity Interests based on the terms and conditions provided herein.

1.2

The Parties agree that, the Transferee shall, within five (5) working days following the satisfaction of all the prerequisites provided in Article 2 hereof or waiver by the Transferee in writing, or within another period agreed between the Parties, remit the Equity Interest Transfer Consideration at the amount provided in Article 1.1 hereof to an account designated by the Transferor (“Closing”, the date of Closing, “Closing Date”). The Parties agree that, the Transferee’s obligations of paying the Equity Interest Transfer Consideration hereunder are fulfilled after the Transferee pays the Equity Interest Transfer Consideration as provided in this article.

1.3

To meet the registration requirements of Beijing Administration for Market Regulation or its offices (“Administration for Industry and Commerce”), the Transferee and Transferor may enter into an equity interest transfer agreement separately with respect to this Equity Interest Transfer, the terms and conditions of which shall be substantially same as this Agreement, and in the event of any provisions different from this Agreement, the provisions of this Agreement prevail.

1.4

After the Closing, the Company shall complete change registration formalities with the administration for industry and commerce for this Equity Interest Transfer within ninety (90) days following the Closing Date, and provide the Transferee with a duplicate of the new corporation business license issued by the Administration for Industry and Commerce.

Article 2	Prerequisites

The Closing obligations of the Transferee in Article 1.2 hereof are subject to the satisfaction or waiver, in writing, by the Transferee of all the following prerequisites on or prior to the Closing Date:

2.1	The Parties have entered and delivered this Agreement, agreeing to be bound by this Agreement, exercise relevant rights, and perform relevant obligations;

2.2	The Transferee has signed new articles of association and a concerted action agreement with Liu Yang;

2.3

The statements, warranties, and undertakings made by the Parties in this Agreement and any document submitted in accordance with this Agreement are true, accurate, and complete in all material aspects as of the Closing Date; and

2.4

A resolution of the holders’ meeting for approving this Equity Interest Transfer and passing new articles of association of the Company has been signed at the shareholders’ meeting of the Company, and other existing shareholders of the Company agree to waive their right of first refusal with respect to the Target Equity Interests and approve the signing of all documents related to this Equity Interest Transfer.

Article 3	Representations, Warranties, and Undertakings of the Parties

3.1	The Transferor hereby makes the following statements and warranties to the Transferee:

(1)

The Transferor has full capacity for civil conduct to enter into this Agreement, and has the capabilities for performing all the responsibilities and obligations hereunder; By entering into this Agreement and any related agreements, the Transferor will not violate contracts, agreements, or other legal documents binding on it, or violate any laws, regulations, department rules, normative documents, the orders or decisions of any administrative authorities, or the rulings, decisions, or judgements of any arbitration institutions or judicial authorities;

(2)

The obligations of the Transferor hereunder are effective, binding, and enforceable; the Transferor has paid the registered capital of the Company it subscribed to in full in accordance with the provisions of the existing articles of association of the Company;

(3)

All the information provided by or on behalf of the Transferor and the Company to the Transferee and its advisors or agents prior to or during the negotiation for reaching this Agreement and any relevant agreements, and the information contained in the documents above, is true, complete, accurate, and not misleading; and

(4)

It will cooperate with relevant parties to complete the Closing formalities for this Equity Interest Transfer, and other statutory obligations and responsibilities in connection with this Equity Interest Transfer (including but not limited to the provisions of Article 1.4 hereof).

3.2	The Transferee hereby makes the following statements and warranties to the Transferor:

(1)

The Transferee is a duly incorporated and validly existing legal person, and has the capabilities for entering into this Agreement and performing all the responsibilities and obligations hereunder; By entering into this Agreement and any related agreements, the Transferee will not violate contracts, agreements, or other legal documents binding on it, or violate any laws, regulations, department rules, normative documents, the orders or decisions of any administrative authorities, or the rulings, decisions, or judgements of any arbitration institutions or judicial authorities;

(2)	The obligations of the Transferee hereunder are effective, binding, and enforceable;

(3)	It has the capabilities for paying the Equity Interest Transfer Consideration to the Transferor in accordance with the provisions of this Agreement; and

(4)

It will cooperate with relevant parties to complete the Closing formalities for this Equity Interest Transfer, and other statutory obligations and responsibilities in connection with this Equity Interest Transfer (including but not limited to the provisions of Article 1.4 hereof).

Article 4	Rescission and Termination

4.1	This Agreement may be rescinded upon the occurrence of any of the following:

(1)	The Parties both agree, in writing, to rescind this Agreement;

(2)	A statutory force majeure event occurs, preventing the Parties from performing this Agreement or achieving the objective of this Agreement.

4.2	Effects of rescission and termination:

(1)

After this Agreement is rescinded or terminated, the Parties hereto shall, on the principles of fairness, reasonableness, and good faith, refund the consideration obtained from the other Party under this Agreement, and restore the state prior to the execution of this Agreement as much as possible. For the avoidance of doubts, if the Transferee has paid the Equity Interest Transfer Consideration, in whole or in part, to the Transferor prior to the termination of this Agreement, the Transferor shall refund all the payment to the Transferee after this Agreement is terminated. If the Transferor has completed corresponding formalities for changing the articles of association of the Company or changes registered with the administration for industry and commerce with respect to the transfer, the Transferee shall assist the Transferor in going through relevant formalities for transferring the equity interests back to the Transferor, so that the Transferor is still the de facto and nominal shareholder of the Company;

(2)

After any item in Article 4.1 above is rescinded or terminated, unless otherwise provided herein, all the rights and obligations of the Parties hereunder shall be immediately terminated, and neither Party has any other claim against the other Party under this Agreement or on the ground of the rescission of this Agreement except for the liabilities to be borne in accordance with the provisions of Article 5, Article 6, and Article 7 hereof.

Article 5	Confidentiality

5.1

Unless otherwise provided herein, the Parties hereto shall make their best efforts to keep the confidentiality of any technical information, business information, or any non-public information (including written, oral, tangible, or intangible information) in any form of the other Party obtained by negotiating, signing, or performing this Agreement or by due diligence investigation, such information including but not limited to any content hereof and other possible cooperation and transactions between the Parties, until such information and materials are disclosed to the public by the providing party. Any Party shall restrict such information only to its director, senior employees, employees, agents, advisors, sub-contractors, suppliers, and customer etc. which are required to know such information for performing the obligations hereunder.

5.2	The restriction above is not applicable to:

(1)	Information generally available to the public at the time of disclosure;

(2)	Information that becomes generally available to the public after the disclosure not due to the faults of the receiving party;

(3)	Information proven to be in possession of the receiving party prior to the disclosure instead of being obtained, directly or indirectly, from the disclosing party; or

(4)

Confidential Information that any Party is obliged to disclose to relevant government authority or stock exchange under laws, or that is disclosed by any Party to its direct legal advisers and financial advisers as required by normal business operation.

5.3

Every Party hereto shall instruct its shareholders/partners, directors, senior employees, employees, agents, advisors, sub-contractors, suppliers, and customers, and the shareholders/partners, directors, senior employees, employees, agents, advisors, sub-contractors, suppliers, and customers of its affiliates to abide by the confidentiality obligations provided in Article 5.1.

5.4	The Parties shall abide by the confidentiality obligations provided in Article 5.1 despite the rescission or termination of this Agreement for any reason.

Article 6	Liability for Breach of Agreement

6.1

If any Party hereto violates the provisions hereof, in addition to other rights provided hereunder, the other Party may also raise a claim for the losses suffered by the non-breaching party due to the violation.

6.2	Notwithstanding anything to the contrary herein, the provisions of this article shall survive the termination of the rights and obligations by the Parties hereto or the termination of this Agreement.

Article 7	Applicable Laws and Dispute Resolution

7.1	The conclusion, validity, interpretation, performance, and dispute resolution in respect of this Agreement shall be governed by and interpreted in accordance with laws of China.

7.2

Any disputes arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its then effective arbitration rules. The arbitration award shall be final, and binding on the Parties. During the dispute resolution, except for the matters in dispute, the Parties shall continue to perform other provisions hereof.

Article 8	Validity of the Agreement

This Agreement shall become effective as of the date of execution by the Parties, and both Parties shall abide by this Agreement.

Article 9	Amendments and Supplements to the Agreement

9.1	Amendments or supplements to this Agreement must be made in writing.

9.2	Any supplements to this Agreement shall be considered as an integral part of this Agreement.

Article 10	Miscellaneous

10.1

Each provision contained herein shall be severable and independent of any other provisions, and if, at any time, any provision or provisions hereof become invalid, illegal, or unenforceable, the validity, legality, or enforceability of the other provisions hereof shall not be affected.

10.2	The Transferor and the Transferee agree that they shall bear their respective taxes and charges incurred for entering into and performing this Agreement.

10.3	This Agreement is made in three originals, each Party holds one original, and the Company retains one original, which originals shall have the same legal force.

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[Signature page to the Equity Interest Transfer Agreement]

Transferor:

Wei Wei

By:	/s/ Wei Wei

[Signature page to the Equity Interest Transfer Agreement]

Transferee:

Shenzhen Xiaogang Technology Co., Ltd. (Seal)

By:	/s/ Shixin Wei
Name:	Shixin Wei
Title:	Legal representative